EXHIBIT 10.1

BINDING LETTER OF INTENT

This Binding Letter of Intent (this “LOI”) is entered into by and between GREENWIND NRG, INC., a Nevada corporation (the “Company” or “Greenwind”), and NEWGEN BIOPHARMA CORP.,a New Jersey corporation (“NewGen”).

BACKGROUND AND PURPOSE

A. The Company is a fully reporting publicly traded company in good standing on the United States over-the-counter (OTCQB) securities market.

B. The Company wishes to acquire NewGen through a reverse acquisition and believes NewGen to have a valuable product and intellectual property rights related to its nanotechnology platforms.

C. The Company and NewGen wish to enter into a voluntary share exchange (the “Exchange”) transaction whereby the Company would acquire all of the issued and outstanding units of NewGen in exchange for the issuance to the shareholders of NewGen of approximately 40,000,000 shares of common stock of the Company.

D. The parties wish to enter into this LOI which states that the Closing of the Exchange will occur upon completion of the conditions as set forth herein and in a formal, definitive agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements and representations contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. This LOI constitutes a binding agreement with regard to the various matters set forth herein and shall become effective on execution of this LOI. The Company understands that time is of the essence with respect to an advance in the amount of $100,000 and hereby agrees to provide such an advance of $100,000, in immediately available funds, within 3 business days of the execution of this LOI. Such advance will be subject to the terms and conditions of a promissory note in the form of Exhibit A (the “LOI Advance”). The general use of these funds are as follows: ◆.

2. The Company and NewGen agree that they will enter into a mutually agreed upon definitive agreement containing substantially the same terms and provisions as set forth in Paragraphs 3-15 of this LOI within thirty (30) days from the date of execution of this LOI (the “Definitive Agreement”).

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3. Upon the satisfaction of the conditions set forth herein and in the Definitive Agreement, the Company will acquire all of the issued and outstanding capital stock of NewGen in exchange for the issuance to the shareholders of NewGen of 40,000,000 shares of common stock of the Company. At the Closing, NewGen shall become wholly-owned by the Company and the note evidencing the LOI Advance shall be cancelled as an intercompany loan in connection with the Exchange.

4. The closing of the Exchange (the “Closing”) shall occur on or before thirty (30) days from the date on which NewGen completes the audit of its financial statements as required to be filed by the Company upon the Closing in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and approval by NewGen shareholders and note holders (if any) of the Definitive Agreement and the transactions contemplated thereunder and hereunder. Immediately prior to the Closing, the Company will have 10,000,000 shares of common stock, on a fully diluted basis, issued and outstanding. At the Closing, after giving effect to the Exchange, the capitalization of the Company will be as set forth on Exhibit B.

5. After the Closing, the Company will be managed by NewGen’s current management and board of directors. The existing board of directors and officers of the Company will resign effective as of the Closing and be replaced by officers and directors to be designated by NewGen. For the avoidance of doubt, these board of directors will include Dr. Rahul Singhvi, Dr. Navdeep Jaikaria (Chairman), and additional directors that will be determined by Closing, and the officers will include Dr. Navdeep Jaikaria, CEO; and any other officers and directors designated by NewGen.

6. In consideration for the proposed transactions, the Company shall, upon completion of the Closing, issue 40,000,000 common shares to the currently existing shareholders of NewGen (the “NewGen Shareholders”). The Company plans to offer and sell up to 2,000,000 shares of its common stock at a price of $1.00 per share and warrants to purchase up to 2,000,000 shares of its common stock (the “Financing”) in connection with the transactions contemplated hereunder. The warrants will be exercisable for a period of 12 months (subject to acceleration in certain circumstances) at a price of $1.00 per share. After the Closing and the Financing, the current NewGen shareholders will hold approximately 76% of the outstanding shares of capital stock of the Company.

7. The Company shall have no more than 52,000,000 shares (10,000,000 in Greenwind, 40,000,000 per the issuance to NewGen and 2,000,000 per the Financing) of common stock issued and outstanding after completion of the full $2,000,000 Financing, excluding any shares of common stock issuable under outstanding warrants. In the event the Company fails to meet the terms of the Financing, unless waived by the parties hereto, the Company and NewGen will mutually agree to take all necessary actions to rescind the Exchange in the most cost-effective and expeditious manner.

8. At the Closing, the Company will have no more than $1,000 in liabilities outstanding and no undisclosed liabilities, commitments or other obligations of any kind other than the Company’s obligations to NewGen pursuant to this LOI and the Definitive Agreement.

9. Up to $75,000 in legal, accounting or other fees and expenses related to the Closing shall be paid for by the Company prior to the Closing and shall be in addition to the Advance, and shall be offset against the aggregate Financing amount and credited against the final financing tranches to be funded.

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10. NewGen represents that the board of directors of Newgen has approved this LOI and the transactions contemplated hereunder.

11. The parties intend for the post-Closing and post-Financing capitalization table of the Company to be substantially as attached hereto as Exhibit B. Any update to Exhibit B between now and the execution of the Definitive Agreement will have no effect on total number of shares (40,000,000) issued by Company to NewGen.

12. The Company shall advance any audit fees necessary to obtain an audit and comply with the filing requirements of the Exchange Act. Any advances by the Company under this Paragraph 12 for audit fees prior to the Closing shall be in addition to the Advance, and shall be offset against the aggregate Financing amount and credited against the final financing tranches to be funded.

13. The Definitive Agreement will contemplate advances of $400,000 upon Closing and $500,000 per quarter thereafter with total advances (including the Advance) of not more than $2,000,000. Such advances will principally be subject to the same terms and conditions of that promissory note in the form of Exhibit A (the “LOI Advance”).

14. NewGen hereby grants to the Company a limited and non-exclusive license to use the name “NewGen BioPharma Corp.” NewGen further agrees to provide consents, as may be required by the Company to make filings for the use of such name; provided, however, that in no event shall NewGen be precluded from continuing to use any names currently used by NewGen. In the event Closing does not occur, the Company agrees to immediately change its name to one unrelated to NewGen.

15. The Definitive Agreement shall contain customary representation and warranties, covenants and indemnification provisions as shall be mutually agreed upon by NewGen and the Company.

16. In consideration of the time and effort the Company will incur to pursue this transaction, NewGen agrees that, from the date of execution of this LOI (or, if sooner, until such time as this LOI is terminated) until the Closing, neither NewGen nor any person or entity acting on its behalf will in any way directly or indirectly (i) solicit, initiate, encourage or facilitate any offer to directly or indirectly purchase NewGen or any of its material assets or equity, (ii) enter into any discussions, negotiations or agreements with any person or entity which provide for such purchase, or (iii) provide to any persons other than its shareholders or the Company or its representatives any information or data related to such purchase or afford access to the properties, books or records of NewGen to any such persons. If NewGen, or its representatives receive any inquiry or proposal offering to purchase NewGen or any part of its assets or equity, NewGen will promptly notify the Company. No party hereto will make any disclosure or public announcements of the proposed transactions, the LOI or the terms thereof without the prior consent of the other party, which shall not be unreasonably withheld, or except, and only to the extent, as required by the applicable rules and regulations of the Securities and Exchange Commission.

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17. Prior to the Closing, the Company and its representatives shall maintain the confidentiality of all confidential information that is provided to the Company by NewGen or its representatives except to the extent such disclosure is required by law. Each party agrees and acknowledges that such party and its directors, officers, employees, agents and representatives will disclose business information and information about the proposed transaction in the course of securing financings for the Company and NewGen and that the parties and their representatives may be required to disclose that information under the continuous disclosure requirements of the Exchange Act.

18. This LOI shall be construed in accordance with, and governed by, the laws of the State of Nevada, and each party separately and unconditionally subjects to the jurisdiction of any court of competent authority in the State of Nevada, and the rules and regulations thereof, for all purposes related to this agreement and/or their respective performance hereunder.

19. The parties shall prepare, execute and file any and all documents necessary to comply with all applicable federal and state securities laws, rules and regulations in any jurisdiction where they are required to do so.

20. If any term or provision hereof shall be held illegal or invalid, this LOI shall be construed and enforced as if such illegal or invalid term or provision had not been contained herein.

21. This LOI may be executed in counterparts, by original or facsimile signature, with the same effect as if the signatures to each such counterpart were upon a single instrument; and each counterpart shall be enforceable against the party actually executing such counterpart. All counterparts shall be deemed an original copy.

22. The delay or failure of a party to enforce at any time any provision of this LOI shall in no way be considered a waiver of any such provision, or any other provision of this LOI. No waiver of, delay or failure to enforce any provision of this LOI shall in any way be considered a continuing waiver or be construed as a subsequent waiver of any such provision, or any other provision of this LOI.

23. This LOI may be terminated prior to entering into the Definitive Agreement (i) by mutual written agreement of the parties, (ii) by either party if the Definitive Agreement has not been entered into by October 31, 2016 through no fault of terminating party, or (iii) by either party in the event of a material breach of this LOI by the other party, including failure by the Company to promptly fund the LOI Advance after execution of this LOI.

[SIGNATURE PAGE FOLLOWS]

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DATED EFFECTIVE: October 27, 2016

GREENWIND NRG, INC.

By:	/s/ Jerwin Alfiler
Name:	Jerwin Alfiler
Title:	President

NEWGEN BIOPHARMA CORP.

By:	/s/ Navdeep Jaikaria
Name:	Navdeep Jaikaria
Title:	Chairman, President & CEO

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EXHIBIT A

FORM OF PROMISSORY NOTE

Exhibit A

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EXHIBIT B

CAPITALIZATION TABLE

		Shares at Closing	Percentage	Shares after Closing and Financing	Percentage
Current (Greenwind) Shareholders		10,000,000	20.00%	10,000,000	19.23%

NewGen Shareholders		40,000,000	80.00%	40,000,000	76.92%

Financing				2,000,000	3.85%

Total		50,000,000	100.00%	52,000,000	100.00%

Warrant Holder	Price
Financing Warrants	$1.00			2,000,000

Fully Diluted Number		50,000,000		54,000,000

Exhibit B

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